CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 78 to the  Registration Statement (Form N-1A 33-10238 and 811-4906) of our reports dated June 26, 2019 on the financial statements and financial highlights of BNY Mellon Connecticut Fund (formerly, Dreyfus Connecticut Fund), BNY Mellon Massachusetts Fund (formerly, Dreyfus Massachusetts Fund) and BNY Mellon Pennsylvania Fund (formerly, Dreyfus Pennsylvania Fund) (three of the series comprising BNY Mellon State Municipal Bond Funds) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended April 30, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 23, 2019